UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMERCIAL VEHICLE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1990662
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, please check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to	Not Applicable
which this form relates:	(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	The Nasdaq Global Select Market
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

COMMERCIAL VEHICLE GROUP, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
This Form 8-A/A is filed by Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”) to reflect the expiration of the rights registered on the Form 8-A filed by the Company on June 25, 2020.

Item 1.     Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On April 15, 2021, the Company, and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (“Rights Agent”), entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of June 25, 2020, by and between the Company and Rights Agent (the “Rights Agreement”). Pursuant to the Amendment, the Final Expiration Date of the Rights (each as defined in the Rights Agreement) was advanced from June 24, 2021 to April 15, 2021. As a result of the Amendment, the Rights will no longer be outstanding and will not be exercisable after April 15, 2021, thereby resulting in termination of the Rights Agreement. The Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.    Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Amendment to Rights Agreement, dated as of April 15, 2021, by and between Commercial Vehicle Group, Inc. and Computershare Trust Company, N.A.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: April 19, 2021
COMMERCIAL VEHICLE GROUP, INC.

By: /s/ Aneezal Mohamed
Name: Aneezal Mohamed
Title: General Counsel and Secretary
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